Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-126020 and 333-161989) pertaining to The Lincoln National Corporation Employees’ Savings and Retirement Plan of our report dated June 24, 2011, with respect to the financial statements and schedule of The Lincoln National Corporation Employees’ Savings and Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
June 24, 2011